EXHIBIT 10.5

Case no. 037817-0001 jli/mgl

SHARE TRANSFER AGREEMENT (private limited company)	30 March 2007

between

The company K2Advertising A/S

and

BrockSo Holding ApS represented by Peter Brockdorff and Daniel Soren

and

Maren Holding ApS represented by David Asmussen

and

FFF Holding ApS represented by Finn Balleby

regarding the transfer of the shares in Radar 360 ApS

On 30 March 2007,

BrockSo Holding ApS
(represented by Peter Brockdorff and Daniel Soren)
CVR No. 28121946
Sølvgade 10, 5.
1307 Copenhagen K, Denmark

Maren Holding ApS
(represented by David Asmussen)
CVR No. 28105924
c/o David Asmussen
Classensgade 17 A
2100 Copenhagen Ø, Denmark

and

FFF Holding ApS
(represented by Finn Balleby)
CVR No. 28106157
c/o Finn Balleby
Wildersgade 43
1408 Copenhagen K, Denmark

(hereinafter collectively called "the Sellers")

and

K2Advertising A/S
CVR No. 29937966
Trommesalen 5, 4.
1614 Copenhagen V, Denmark

(hereinafter called "K2" or "the Buyer")

(hereinafter collectively called "the Parties" and individually "Party")

entered into the following Share Transfer Agreement regarding the Buyer's acquisition of all shares in

Radar 360 ApS
CVR No. 28121989
Sølvgade 10
1307 Copenhagen K, Denmark

(hereinafter called "the Company")

for an amount of DKK 6,000,000 on the below terms and with payment as indicated in Appendix 1.

The present Share Transfer Agreement shall only be conditional upon K2's agreement on the acquisition of Living Brands A/S being performed on the terms governing payment and exchange of shares. The payment of DKK 6,000,000 and the exchange of shares shall thus take place simultaneously.

1.	Management

1.1

K2 shall join the management of the Company as from 20 December 2006, regardless of whether the transfer is completed on a later date. However, the Parties have agreed that K2 shall not join the Board of Directors until such time as the purchase price has been paid and the terms stipulated in Clause 9 in the present Agreement have been met.

2.	The Sellers' obligations

2.1

The Sellers warrant that the shares in the Company will be transferred free and unencumbered upon the execution of the present Share Transfer Agreement and that the shares transferred make up the full share capital in the Company. The shares shall be distributed between the Sellers as follows: BrockSo Holding ApS – nominal value: 112,500, corresponding to 90 per cent; FFF Holding ApS – nominal value: 6,250, corresponding to 5 per cent; Maren Holding ApS – nominal value: 6,250, corresponding to 5 per cent.

3.	Articles of Association and other agreements

3.1

The Company's articles of association, shareholders' agreements, two latest annual reports, three latest monthly financial statements (Q42006) and all other agreements and relevant documents, obligations, rights agreements, partnership agreements, rent agreements etc. as well as the list of all assets, movable property and software are attached to the present Agreement as Appendix 2.

3.2	Prior to the conclusion of the present Share Transfer Agreement, the Buyer and the Buyer's auditor have carried out a limited due diligence review of the Company.

4.	Pricing of all companies

4.1	The price of the shares in the Company has been fixed on the basis of a hitherto realised and a budgeted annual net profit before tax of DKK 1,000,000 multiplied by 6.

4.2

As at 31 December 2006, the Company's equity totals DKK 125,000. The Company has made full provision for the Company's employees' holiday pay and extra holiday entitlements. It has been agreed that provision shall be made for costs incidental to wages, severance pay, holiday pay etc. for employees resigning in connection with this transaction in the 2006 financial statements.

5.	Transfer of employees

5.1

The Company and its employees shall be transferred with the obligations and rights in existence as on the day of conclusion of the present Share Transfer Agreement, with the amendments and additions provided in the Shareholders' Agreement concluded regarding K2. Prior to the conclusion of the present Share Transfer Agreement, the Company's Executive Board has submitted a complete list of names and terms of employment containing information on date of appointment, wages and terms of notice as well as ancillary rights, date of latest wage negotiations and the appurtenant employment contracts on the employees and members of management who have agreed to remain with the Company following the change of ownership.

6.	Employee shares in K2

6.1	K2 is going to offer the key employees in the Company employee shares in K2 within the framework of a future general employee share programme.

7.	Ownership, Board of Directors and Executive Board

7.1	The Company shall be a subsidiary under the management of K2.

8.	Company address

8.1	The Company shall reside at Living Brands A/S's address, where offices shall be made available to management and employees.

9.	Binding agreement

9.1

The present Share Transfer Agreement shall be binding on the Parties. However, it shall be conditional upon the completion of a tax-free exchange of shares in Living Brands A/S, including Nørgård Mikkelsen A/S's waiver of its pre-emption right and approval of the exchange of shares in Living Brands A/S. The Agreement shall become void if the conditions cannot be met or have been waived by the Parties by 1 June 2007, at the latest.

9.2

During this period, the Sellers shall thus be obliged to refrain from initiating negotiations regarding and/or conclude agreements with third parties on the takeover of all or a part of the shares in the Company and to ensure that the Company does not initiate negotiations and/or conclude agreements with third parties on the takeover of all or a part of the Company's business.

9.3

In the event of failure to comply with the present Clause 9, the Sellers/the Company shall bear K2's costs plus 20 per cent in addition to any claim for compensation set up by K2 against the Sellers for their failure to comply with the Share Transfer Agreement.

10.	Secrecy

10.1

Any information to third parties, including shareholders in K2, regarding the present Share Transfer Agreement and the Company's strategy shall only be disclosed by K2's Chairman. The Parties shall be obliged to observe secrecy regarding the present Share Transfer Agreement and its content. In addition, the Parties agree that any disputes between the Parties shall not be made public.

10.2

In the event that a Party fails to observe its secrecy obligation, such Party shall pay a penalty of DKK 100,000 to the other Party. In the event that a Party is able to document that it has suffered a loss exceeding the above penalty, such loss shall also be covered by the Party in breach.

11.	Arbitration clause

11.1	Any disputes arising out of the present Agreement shall be settled in accordance with the "Rules of Procedure of Danish Arbitration" (Regler for behandling af sager ved Det Danske Voldgiftsinstitut).

11.2	The arbitration tribunal shall consist of one (1) arbitrator to be appointed by Danish Arbitration.

12.	Other provisions

12.1	The tax effect for one Party of the Share Transfer Agreement shall be of no concern to the other Party.

12.2	The Parties shall bear their own costs incidental to the conclusion of the present Agreement.

For the Sellers	For the Buyer

/s/ Peter Brockdorff /s/ Daniel Soren	/s/ Jesper Svane Thomsen
BrockSo Holding ApS represented by	Jesper Svane Thomsen
Peter Brockdorff and Daniel Soren	Senior Vice-President

/s/ David Asmussen	/s/ Klaus Aamann
Maren Holding ApS represented by	Klaus Aamann
David Asmussen	Member of the Board

/s/ Finn Balleby
FFF Holding ApS represented by
Finn Balleby

Appendix 1

The payment for 100 per cent of Radar shares owned by the shareholders shall be DKK 6,000,000 as follows:

DKK 5,406,000 shall be paid on 1 May 2007

DKK 594,000 shall be paid quarterly in arrears at the end of the next four quarters to the shareholders (personally or to their companies) as follows:

Peter Brockdorff	267,300
Daniel Soren	267,300
David Asmussen	29,700
Finn Balleby	29,700